    As filed with the Securities and Exchange Commission on February 27, 1998
                                                  Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          -----------------------------
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  DYNAGEN, INC.
             (Exact name of Registrant as Specified in its Charter)
                          -----------------------------

         DELAWARE                                                04-3029787
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                           Riverside Technology Center
                          840 Memorial Drive, 4th Floor
                         Cambridge, Massachusetts 02139
                                 (617) 491-2527

               (Address, including zip code, and telephone number,
                 including area code, of Registrant's principal
                               executive offices)

                           DR. INDU A. MUNI, President
                                  DynaGen, Inc.
                           Riverside Technology Center
                          840 Memorial Drive, 4th Floor
                         Cambridge, Massachusetts 02139
                                 (617) 491-2527

       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                             David A. Broadwin, Esq.
                             Foley, Hoag & Eliot LLP
                             One Post Office Square
                           Boston, Massachusetts 02109
                                 (617) 832-1000

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following. [ ]

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

         In accordance with Rule 416 under the Securities Act, this Registration Statement also covers such indeterminate number of additional shares of the Registrant's Common Stock, $.01 par value, as may become issuable upon conversion of the Registrant's Series C Preferred Stock, $.01 par value per share (the "Series C Stock"), and Series D Preferred Stock, $.01 par value per share (the "Series D Stock"), to prevent dilution resulting from stock splits, stock dividends or similar transactions or by reason of changes in conversion price of the Series C Stock and Series D Stock in accordance with the respective terms thereof.



--------------------------------------------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE
------------------------ ---------------------- ---------------------- ---------------------- ----------------------
       Title of                                   Proposed Maximum       Proposed Maximum
        Shares                  Amount             Offering Price       Aggregate Offering
         to be                   to be                 per Share               Price                Amount of
        Registered             Registered                                                       Registration Fee
------------------------ ---------------------- ---------------------- ---------------------- ----------------------
Common Stock, $.01 par     10,000,000 shares            $.08(1)              $800,000               $236.00(2)
value
------------------------ ---------------------- ---------------------- ---------------------- ----------------------

(1) The price of $.08 per share, which is the average of the bid and asked prices reported on the Nasdaq SmallCap Market on February 23, 1998, is set forth solely for purposes of calculating the filing fee pursuant to Rule 457(c).

(2)      Previously paid by wire transfer on February 6, 1998.

                                   PROSPECTUS
                                   ----------

                                  DYNAGEN, INC.


                       10,000,000 Shares of Common Stock
                                ($.01 par value)

         All of the shares of Common Stock, par value $.01 per share ("Common Stock"), of DynaGen, Inc. ("DynaGen" or the "Company") offered hereby (the "Shares") will be sold from time to time by a stockholder of the Company (the "Selling Stockholder"). The Shares consist of (i) shares of Common Stock issuable upon the conversion of the Company's Series C Preferred Stock, $.01 par value per share (the "Series C Stock"), or that the Company may, at its option, issue in payment of dividends on the Series C Stock and (ii) shares of Common Stock issuable upon the conversion of the Company's Series D Preferred Stock (the "Series D Stock").

       THE COMPANY INTENDS TO HOLD A SPECIAL MEETING OF STOCKHOLDERS OF THE COMPANY ON MARCH 4, 1998, AT WHICH THE STOCKHOLDERS WILL BE ASKED TO APPROVE A PLAN OF RECAPITALIZATION WHICH WOULD EFFECT A ONE-FOR-TEN REVERSE STOCK SPLIT OF THE COMPANY'S COMMON STOCK, $.01 PAR VALUE PER SHARE. IF THE STOCKHOLDERS APPROVE THE PLAN OF RECAPITALIZATION, THEN THE NUMBER OF UNDISTRIBUTED SHARES OF COMMON STOCK COVERED BY THIS REGISTRATION STATEMENT AND THIS PROSPECTUS WILL BE PROPORTIONATELY REDUCED PURSUANT TO RULE 416. SEE "RISK FACTORS -- INADEQUATE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK."

       In accordance with Rule 416, the Registration Statement of which this Prospectus forms a pact also covers that indeterminate members of additional shares of Common Stock as may become issuable upon conversion of the Series C Stock, to prevent dilution resulting from stock splits, stock dividends or similar transactions or by various of changes in the conversion price of the Series C Stock and Series D Stock in accordance with the respective terms thereof.

       The Company will not receive any of the proceeds from the sale of the Shares offered hereby. All brokerage commissions and other similar expenses incurred by the Selling Stockholder will be borne by the Selling Stockholder. Other expenses of the offering, estimated at $50,000, will be borne by the Company.

       The sale of the Shares by the Selling Stockholder may be effected from time to time in one or more transactions (which may involve block transactions) on the Nasdaq SmallCap Market, the Boston Stock Exchange, the OTC Bulletin Board or in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of the sale, at prices related to the prevailing market prices or at negotiated prices. The Selling Stockholder may effect such transactions with or through one or more broker-dealers, which may act as agent or principal. The Selling Stockholder and/or any broker-dealer effecting the sales may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, and any commissions received by the broker-dealer and any profit on the resale of shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholder may transfer the Shares, the Series Stock or the Series to other persons who may, in turn, resell Shares in the manner described above. Additionally, the Selling Stockholder may pledge or make gifts of the Shares, and the Shares may also be sold by the pledgees or transferees. The Selling Stockholder may also transfer the Shares pursuant to Rule 144 under the Securities Act, whether or not the Registration Statement of which this Prospectus forms a part is effective at the time of any such transfer. The Company has agreed to indemnify the Selling Stockholder against certain liabilities, including certain liabilities under the Securities Act, and to the extent any indemnification by an indemnifying party is prohibited or limited by law, the Company has agreed to make the maximum contribution with respect to any amounts for which it would otherwise be liable under such indemnification provision to the fullest extent permitted by law. See "Plan of Distribution."

         As of February 5, 1998, the authorized capital stock of the Company consisted of (i) 75,000,000 shares of Common Stock, of which 74,497,660 shares were issued and outstanding, and (ii) 10,000,000 shares of preferred stock, $.01 par value per share, of which (A) 50,000 shares have been designated Series A Stock, of which 22,105 shares were issued and outstanding, (B) 12,515 shares have been designated as Series B Stock, of which 9,765 shares were issued and outstanding, (C) 7,500 shares have been designated Series C Preferred Stock $.01 par value per share, ("Series C Stock") all of which were issued and outstanding, (D) 60,000 shares have been designated as Series D Preferred Stock $.01 par value per share, ("Series D Stock") none of which were issued and outstanding, (E) 10,500 shares have been designated as Series E Preferred Stock, $.01 par value per share ("Series E Stock"), none of which were issued and outstanding and (F) 5,000 shares have been designated as Series F Preferred Stock, $.01 par value per share ("Series F Stock"), of which none were issued and outstanding. As of such date, the Company was obligated to issue approximately 104,520,000 shares of Common Stock upon exercise of outstanding options, rights, warrants, convertible preferred stock and convertible notes.

         The Common Stock is currently traded on the Nasdaq SmallCap Market under the symbol "DYGN" and on the Boston Stock Exchange under the symbol "DYG." On February 23, 1998, the closing bid price of the Common Stock, as reported by the Nasdaq SmallCap Market, was approximately $.08 per share.


         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION TO THE PUBLIC INVESTOR. SEE "RISK FACTORS" AND "DILUTION."

                          ----------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
           ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                          ----------------------------


                The date of this Prospectus is February 26, 1998.

                              AVAILABLE INFORMATION
         DynaGen, Inc., a Delaware corporation, is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (at http://www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company. The Company's Common Stock is traded on the Nasdaq SmallCap Market, and such reports, proxy and information statements and other information can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. The Company's Common Stock is also listed on the Boston Stock Exchange and such material is also available for inspection at the offices of the Boston Stock Exchange, One Boston Place, Boston, Massachusetts 02109.

         The Company has filed with the Commission in Washington, D.C., a Registration Statement on Form S-3 under the Act with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any documents filed with, or incorporated by reference in, the Registration Statement as exhibits are not necessarily complete, and each such statement is qualified in all respects by reference to the copy of the applicable documents filed with the Commission. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents heretofore filed by the Company with the Commission (File No. 1-11352) pursuant to the Exchange Act are incorporated by reference in this Prospectus:

         (1) Annual Report on Form 10-K for the fiscal year ended June 30, 1996;

         (2) Transition Report on Form 10-K for the six-month period from July 1, 1996 to December 31, 1996, as amended;

         (3) Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1996, March 31, 1997, June 30, 1997 and September 30, 1997;

         (4) The Company's Proxy Statement for its Annual Meeting of Stockholders held on January 30, 1997;

         (5) The Company's Current Reports on Form 8-K filed on August 23, 1996, September 23, 1996, January 15, 1997, February 3, 1997, March 24, 1997 and July 3, 1997, as amended;

         (6) The Company's Proxy Statement for the March 4, 1998 Special Meeting of Stockholders;

         (7) All other documents filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (1) above; and

         (8) The "Description of Securities" contained in the Company's Registration Statement No. 33-71416 on Form S-1 and incorporating by reference the information contained in the Company's Final Prospectus dated March 16, 1994, filed under Section 424(b) under the Securities Act of 1933.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Copies of the documents incorporated herein by reference (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents) may be obtained upon written or oral request without charge by persons, including beneficial owners, to whom this Prospectus is delivered. Request should be made to: Investor Relations, DynaGen, Inc., 840 Memorial Drive, Cambridge Massachusetts 02139 (telephone: 617-491-2527).

                               PROSPECTUS SUMMARY

         The following summary information is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus or incorporated herein by reference and the financial statements which are incorporated herein by reference.


THE COMPANY           DynaGen, Inc. (the "Company") develops, manufactures and
                      markets proprietary and generic diagnostic and therapeutic products for human health care. During 1996, DynaGen began expanding its business focus from being a development and licensing company to building a diversified healthcare company focused on the manufacture and distribution of generic drug products and specialty pharmaceuticals, as well as the continued development of therapeutic products for immune system modulation and bone and joint repair and a medical device for tumor localization and tracking during breast biopsy.

RISK FACTORS          The offering involves substantial risk, including the
                      Company's inadequate number of authorized shares of Common
                      Stock, the possible delisting of the Company's Common
                      Stock from the Nasdaq SmallCap Market, the Company's history of losses and the anticipation of future losses, the Company's present inability to meet all of its obligations to issue Common Stock in respect of outstanding convertible securities, the Company's future capital needs and the uncertainty of additional funding, uncertainties related to its current or future licensing of the NicErase(R) technology, the integration of recently acquired companies, the risks associated with managing a changing business and implementing future acquisitions, limited manufacturing and marketing capability and experience, competition, dependence on patents and proprietary technology, volatility of stock price and limited trading volume of Common Stock. See "Risk Factors."

SECURITIES OFFERED    10,000,000 shares of the Company's Common Stock, par
                      value $.01 per share.

OFFERING PRICE        All or part of the Shares offered hereby may be sold from
                      time to time in amounts and on terms to be determined by the Selling Stockholder at the time of sale.

USE OF PROCEEDS       The Company will receive no part of the proceeds from the
                      sale of any of the Shares by the Selling Stockholder.
                      The Company has received proceeds from the sale of the Series C Stock which proceeds were applied to working capital. The Company will receive proceeds from the sale of Series D Stock, which proceeds will be applied to working capital.

SELLING STOCKHOLDER   The Shares being offered hereby are being offered for the
                      account of the Selling Stockholder specified under the caption "Selling Stockholder."

STOCK MARKET SYMBOLS:     Nasdaq SmallCap Market          Boston Stock Exchange
                          ----------------------          ---------------------
         Common Stock            DYGN                              DYG


                                   THE COMPANY

         The Company, organized in November 1988, develops, manufactures and markets proprietary and generic therapeutic and diagnostic products for the human health care market. In 1996, DynaGen began expanding its business focus from being a development and licensing company to building a diversified healthcare company focused on the manufacture and distribution of generic drug products and specialty pharmaceuticals, as well as the continued development of therapeutic products. The Company intends to implement this strategy through the acquisition of businesses, technologies and products that the Company believes are undervalued, as well as through continued internal product development. In August 1996, the Company acquired the tablet business of Able Laboratories, Inc.

("Able"), a generic pharmaceutical products subsidiary of ALPHARMA USPD INC.; and in June 1997, the Company acquired Superior Pharmaceutical Company ("Superior"), which markets and distributes generic pharmaceutical products to independent retail chains and institutional pharmacies; and on December 15, 1997, the Company signed an agreement to acquire the assets and assume liabilities of Generic Distributors Limited Partnership ("GDI").

         DynaGen's strategy with respect to the multisource (generic pharmaceutical) business is to compete with other generic companies through vertical integration of key elements of the multisource business including manufacturing, packaging and distribution. In August 1996, the Company acquired Able's 46,000-square foot tablet and suppository manufacturing facility. As part of this acquisition, the Company obtained rights to eleven approved Abbreviated New Drug Applications ("ANDAs") as well as other generic formulations. Since the acquisition, DynaGen has updated and expanded Able's manufacturing capability, validated several of the acquired products, retrained employees in quality assurance procedures and successfully met FDA requirements and guidelines to manufacture these products. The Company is increasing sales of its current generic products through the expansion of its distribution networks and by providing contract manufacturing services to various pharmaceutical companies. There can be no assurance that the Company will be able to successfully integrate the businesses of Superior and Able or that the Company will realize anticipated benefits of the Able or Superior acquisitions. See "Risk Factors -- Integration of Able and Superior Acquisitions".

         In April 1997, the Company signed an agreement with Kali Laboratories Inc. ("Kali"), a privately-held company specializing in the development of generic drugs. The agreement provides for Kali to assist DynaGen in developing seven specific generic drugs and obtaining approval of the U.S. Food and Drug Administration ("FDA") for these drugs. The patents on these targeted drugs have expired or will expire over the next five years and provide an opportunity for DynaGen to introduce generic equivalents. Kali's management and scientific staff have significant experience in developing and obtaining approvals on generic drugs.

         To complement the acquisition of Able and pursue vertical integration, the Company acquired all of the outstanding shares of Superior. Superior markets and distributes generic pharmaceuticals and healthcare-related products through a sales force of approximately 40 telemarketers. Superior markets and sells its products to pharmacies, physicians, buying groups, retail chains and long-term care and managed care facilities throughout the United States. Superior's primary operations are in Cincinnati, Ohio, where it employs approximately 65 people and has 40,000 square feet of office, warehouse and distribution space. Superior also has a sales division located in Memphis, Tennessee, where it operates under the name of Williams Generics. Superior reported 1996 sales of approximately $32 million with pre-tax income of over $3 million. Under the terms of the merger agreement with Superior and its stockholders, DynaGen paid Superior's stockholders $6.25 million in cash, $5 million in three-year notes and 1,666,667 shares of DynaGen's Common Stock. The shares have a guaranteed value of $5 million. See "Risk Factors -- Contingent Obligations with Respect to Superior Acquisition." The stockholders may also receive certain cash incentive payments based on Superior's performance during the three years following the close of the transaction.

         On September 18, 1997, the Company signed an agreement to acquire assets and assume liabilities of GDI. GDI distributes generic pharmaceutical products primarily in Louisiana and the southern United States. In 1996, GDI reported revenues of $6.0 million and earnings before taxes of $325,000. The proposed acquisition price of $2.25 million consists of $1.2 million in cash and $1.15 million in convertible preferred stock. The preferred stock would not be convertible for at least one year from the closing of the transaction. The Company intends to finance the cash portion of the purchase price through bank debt. Finalization of the GDI acquisition by the Company will depend on the Company's ability to obtain adequate financing and the negotiation of a definitive acquisition agreement. There can be no assurance that the GDI acquisition will occur and if the acquisition does occur that any anticipated benefits from this acquisition will be realized.

         DynaGen's specialty or emerging pharmaceutical business strategy is to create a business based on branded generic products and multi-drug combinations in convenient packaging for specific indications and treatments. Physicians routinely prescribe two or more separate drugs for the treatment of several common medical problems. These drugs are separately prescribed and dispensed but are taken at various times during the course of the day as directed by the physician. A major problem in such multi-drug therapies is lack of compliance by the patient and therefore less than desirable therapeutic efficacy. For this reason, the Company initially intends to focus its efforts in this area on compliance enhancement packaging. DynaGen has identified near-term opportunities in compliance enhancement packaging for women's healthcare products. The Company is developing convenience packaging which it believes will provide ease of prescription, dispensing, storage and self-administration.

         The Company's proposed specialty pharmaceutical products are in an early stage of development and therefore are subject to the risks of unsuccessful development, marketing and commercialization. These proposed products will require substantial further development which may include clinical testing, bio-equivalency studies and regulatory approval, all at a substantial cost to the Company. The use of specialty pharmaceuticals will require the acceptance of a new way of prescribing medication and there can be no assurance a market will develop for such products. Additional investment by the Company in manufacturing, marketing and sales infrastructures will also be required prior to commercialization. No assurance can be given that these development efforts will be successfully completed or that the products, if introduced, will be successfully marketed.

         Since its inception, the Company's business has consisted of development and licensing of proprietary diagnostic and therapeutic products. One of the Company's proposed products, NicErase(R)-SL, is intended as an aid in smoking cessation and to provide relief from nicotine withdrawal symptoms. Unlike currently available smoking cessation products, NicErase's active ingredient is lobeline, a non-nicotine therapeutic compound.

         In 1997, the Company completed a multi-center pivotal Phase 3 clinical trial on NicErase-SL. The combined results of its 750-subject clinical trial did not yield a statistically significant difference between the placebo and NicErase-SL groups. However, one center, the Tobacco Research Center at the West Virginia University School of Medicine, was able to demonstrate efficacy and achieve statistical significance. This site, under the direction of Elbert D. Glover, Ph.D., demonstrated 23% (p = 0.033) abstinence rate in subjects who received NicErase-SL compared to 13% rate in subjects who received placebo treatment.

         Dr. Glover was able to repeat his earlier success with NicErase-SL in the Company's prior pilot Phase 3 trial in which the data from his site showed the highest trend toward efficacy. The Company believes that his previous experience with NicErase-SL may have contributed to the higher therapeutic compliance observed in this pivotal trial, which resulted in the clinical efficacy achieved at the West Virginia site. The Company also believes that the overall low therapeutic compliance reported in the pivotal trial at the other two centers may have contributed to an overall lack of statistically significant efficacy.

         In light of the results of the 750-subject clinical trial, the Company intends to discontinue the NicErase-SL program at the present time and to focus its resources on the multisource drug business and other programs now underway at DynaGen. The Company is considering alternative delivery formats for the NicErase technology and intends to seek strategic partners to further develop and market these delivery formats. The Company has entered into a licensing agreement with Nastech Pharmaceutical Company Inc. ("Nastech") in which the Company granted Nastech a worldwide, exclusive license to develop a lobeline sulfate nasal delivery formulation of the Company's NicErase product candidate. Nastech will be responsible for the development of nasal formulations, preclinical animal studies and limited human studies and shall bear all the development costs. The Company and Nastech will cooperate in licensing the product to a third party and will share equally in licensing fees and royalties.

         The Company has also signed a memorandum of understanding with LTS Lohmann Therapie Systeme GmbH ("LTS") regarding the evaluation and possible development of NicErase transdermal and buccal formulations for smoking cessation therapy. Under this memorandum, it is intended that DynaGen will license its NicErase know-how, technology and patents to LTS and that LTS will assume responsibility for development and manufacturing of the products and for identification of distribution partners. The parties intend to sign a definitive license agreement covering this relationship, but there can be no assurance that the Company will enter into a definitive agreement.

         In December 1996, the Company obtained FDA clearance to market its proprietary NicCheck(R) I product, a colorometric test strip that measures the urinary content of nicotine and its metabolites. The test distinguishes between smokers and nonsmokers with 97% accuracy and is also able to distinguish between high and low consumers of nicotine. NicCheck can be used both as a companion product for NicErase-SL or independently for clinical evaluation. The Company has begun marketing NicCheck to physicians, smoking cessation programs, HMOs and insurance companies.

         In December 1996, the Company acquired, through a licensing arrangement from BioLoc, Inc. ("BioLoc"), rights to a tumor localization and tracking technology for use in breast biopsy. This technology, which is in a developmental stage, is intended to improve the accuracy and efficiency and reduce the overall cost of surgical breast biopsy procedures. Core needle biopsy, the most commonly used non-surgical procedure for diagnosis of suspicious lesions in breasts, is limited in its efficacy due to the difficulty in capturing the targeted tissue and the need for multiple attempts to obtain accurate and sufficient samples, resulting in unnecessary pain, scarring and anxiety. The BioLoc technology is intended to overcome the shortcomings of the core needle biopsy procedure by accurately guiding the surgical biopsy instruments directly to the suspected tissue lesion identified during mammography examination. The Company has assigned all of its rights in the BioLoc technology to BioTrak, Inc., a subsidiary of the Company ("BioTrak").

         The Company, through its subsidiary Apex Pharmaceuticals, Inc. ("Apex"), is developing ImmuDyn(TM), a proprietary lipid preparation that modulates immune system function. Immune modulators have shown potential clinical usefulness as either stand-alone drugs or as adjunct therapy to existing treatments for various immune system deficiency conditions and autoimmune diseases. The ImmuDyn technology was exclusively licensed by the Company from the Cantacuzino Institute of Bucharest, Romania, and the Company has assigned its rights to Apex. The Company has filed U.S. patent applications covering the broad use of ImmuDyn as an immune system modulator as well as for specific target disease conditions, including HIV infection, thrombocytopenia, and drug-induced neutropenia. The Company intends to pursue its ImmuDyn patent position as additional animal and clinical study data are obtained.

         Recently, the Company filed an Orphan Drug Designation application with the FDA for the use of ImmuDyn in the treatment of immune thrombocytopenic purpura ("ITP"). The Company has conducted overseas clinical studies to evaluate ImmuDyn's safety and efficacy in the treatment of autoimmune diseases such as ITP. U.S. clinical studies will initially focus on ITP, an autoimmune disease in which the destruction of platelets is accelerated. Platelets are blood cells that facilitate blood clotting; a decrease in platelet count can result in life-threatening bleeding episodes. The Company has also tested ImmuDyn in individuals with compromised immune system function, such as in cases of HIV infection, and in individuals receiving cancer chemotherapy. The results of these trials have indicated an acceptable safety profile and suggest positive efficacy. The ImmuDyn technology is in an early stage of development and therefore is subject to the risks of unsuccessful development, marketing and commercialization. No assurance can be given that these development efforts will be successfully completed, that a patent will be issued covering the ImmuDyn technology or that the products, if introduced, will be successfully marketed. See "Risk Factors -- Limited Commercialization of Proprietary Products."

         With respect to both the BioLoc and ImmuDyn technologies, the Company intends to pursue separate financing for each of BioTrak and Apex. There can be no assurance, however, that the subsidiaries will be able to secure financing. If the subsidiaries are able to obtain financing, it will probably be dilutive to the Company's equity in them. See "Risk Factors -- Risks Associated with Subsidiary Operations."
         The Company is also developing OrthoDyn(R), a bioresorbable bone cement system for bone and joint repair, which is currently in the preclinical development stage. In April 1997, the Company entered into an agreement with Smith & Nephew, plc ("Smith & Nephew") providing Smith & Nephew an exclusive period of 12 months to evaluate the OrthoDyn product's human orthopedic applications. Additionally, the Company expanded its resorbable polymer technology patent base by obtaining a patent for its Sleeper(TM) vaccine technology which enables vaccines to be delivered in a single administration rather than in multiple vaccinations over a period of time.

         The Company has also developed proprietary diagnostic tests for certain infectious diseases including tuberculosis. The Company is currently selling the MycoDot(R) product, a test to detect antibodies against mycobacteria in blood or serum, through distributors primarily in Asia, Pacific Rim countries, China, India and Japan. The Company's MycoAKT(R) products, diagnostic tests that identify three mycobacterial species in culture, are sold by a third party under exclusive U.S. manufacturing and distribution rights and semi-exclusive worldwide rights granted by the Company.

         The Company maintains its principal executive offices and laboratory facilities at 840 Memorial Drive, Cambridge, Massachusetts 02139, U.S.A., and its telephone number is (617) 491-2527.

                                  RISK FACTORS

         The shares of Common Stock offered hereby involve a high degree of risk and should not be purchased by persons who cannot afford the loss of their entire investment. The following factors, in addition to the other information discussed in this Prospectus, should be considered carefully in evaluating an investment in the Company and its business.

INADEQUATE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

         The Company does not presently have adequate shares of Common Stock available for issuance upon conversion of preferred stock and other convertible securities. The Company's authorized capital consists of 75,000,000 shares of common stock, $.01 par value per share, and 10,000,000 shares of preferred stock, $.01 par value per share. As of February 23, 1998, there were 74,797,660 shares of Common Stock issued and outstanding. The Company has issued to various investors convertible preferred stock, warrants, convertible debt and options convertible into Common Stock. The number of shares of Common Stock issuable upon conversion of shares of preferred stock fluctuates based on the trading price of the Common Stock from time to time. As of February 23, 1998, all presently outstanding convertible securities of the Company were convertible or exercisable in the aggregate into approximately 104,520,000 shares of Common Stock. Therefore, the Company presently has an insufficient number of shares of Common Stock available to meet all of its obligations to issue additional shares of Common Stock to holders of convertible securities. The Company's board of directors has voted to place before the Company's stockholders, at a special meeting scheduled to be held on March 4, 1998, a proposal to effect a recapitalization of the Company which would result in a one-for-ten reverse stock split of the Company's Common Stock (the "Reverse Split"). The Reverse Split, if approved by the stockholders, would reduce the number of outstanding shares by a factor of ten, and would result in 75,000,000 shares of Common Stock authorized. The Company believes that the Reverse Split will result in an increased per share price for its Common Stock, and will thus reduce the number of shares which the Company is obligated to issue. There can be no assurance that the stockholders will approve the Reverse Split or that the per share price of the Company's Common Stock will increase as a result of the Reverse Split. The Company's inability to meet its obligations to issue additional shares of Common Stock could have a material adverse effect on its operations.

         COMMON STOCK SUBJECT TO DELISTING FROM NASDAQ SMALLCAP MARKET. The Nasdaq Stock Market, Inc. ("Nasdaq") has established new minimum criteria for the continued listing of securities on the Nasdaq SmallCap Market. For its Common Stock to remain listed, the Company must satisfy at least one of several sets of alternative maintenance criteria relating to its financial condition, results of operations and trading market for the Common Stock. The Company has been informed by Nasdaq that it does not presently appear to meet the new listing requirements. Specifically, the closing bid price of the Company's Common Stock as of February 23, 1998 was approximately $.06, below the minimum set by Nasdaq of $1.00, and the Company's market capitalization of approximately $4,500,000 is below the minimum of $35,000,000 set by the new listing rules. The Company's Common Stock is therefore subject to delisting from the Nasdaq SmallCap Market. The Company anticipates that, if its Common Stock is delisted from the Nasdaq SmallCap Market, it will continue to trade on the Boston Stock Exchange and may also be quoted on the OTC Bulletin Board. However, delisting of the Company's Common Stock from the Nasdaq SmallCap Market could have a material adverse effect on the liquidity of the Common Stock and on the Company's ability to raise capital necessary for the Company's continued operations.



         HISTORY OF LOSSES; ANTICIPATION OF FUTURE LOSSES. The Company has incurred operating losses since its inception and has an accumulated deficit of $31,927,895 as of September 30, 1997. The Company incurred a net loss of $7,612,704 for the nine months ended September 30, 1997, as compared with a net loss of $5,065,649 for the same period ended September 30, 1996. The Company incurred a net loss of $4,306,140 for the six months ended December 31, 1996, as compared with a net loss of $1,809,816 for the same period ended December 31, 1995. The Company incurred a net loss of $5,097,419 for the fiscal year ended June 30, 1996, compared with a net loss of $3,042,383 for the fiscal year ended June 30, 1995. Such losses have resulted principally from expenses incurred in research and development and from general and administrative costs associated with the Company's development efforts. In addition, the Company's Able subsidiary has incurred operating losses resulting primarily from insufficient revenues. The continued development of the Company's products will require the commitment of substantial resources to conduct further development and preclinical and clinical trials, and to establish manufacturing, sales, marketing, regulatory and administrative capabilities. The Company expects to incur substantial operating losses over the next several years as its product programs expand, various clinical trials commence and marketing efforts are launched. The amount of net losses and the time required by the Company to reach sustained profitability are highly uncertain, and to achieve profitability the Company must, among other things, successfully complete development of its products, obtain regulatory approvals, and establish manufacturing and marketing capabilities by itself or with third parties. There is no assurance that the Company will ever generate substantial revenues from its proprietary and generic products or achieve profitability.

         FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING. It is anticipated that the Company will continue to expend significant amounts of capital to fund its research and development, clinical trials and generic pharmaceutical business and future acquisitions, if any. The Company's available working capital is inadequate for completion of the Company's development programs, and additional financing will be necessary for the continued support of the Company's proposed products and operations, including the establishment of manufacturing, marketing and distribution capabilities for its proposed products and the continued operations of Able and Superior. There can be no assurance that the Company will be able to secure additional financing or that such financing will be available on favorable terms. If the Company is unable to obtain such additional financing, the Company's ability to maintain its current level of operations would be materially and adversely affected and the Company will be required to reduce or eliminate its expenditures relating to its business.

RISKS ASSOCIATED WITH SUBSIDIARY OPERATIONS

         The Company's results of operations depend to a large degree upon the performance of its subsidiaries, including both its recently acquired subsidiaries Able Laboratories, Inc. and Superior Pharmaceutical Company, as well as its newly formed subsidiaries, BioTrak, Inc. and Apex Pharmaceuticals, Inc. In its role as a holding company with respect to these subsidiaries, the Company is dependent on dividends or other intercompany transfers for funds from the subsidiaries to meet the Company's obligations. Agreements between the Company and certain of its creditors restrict the Company's ability to cause its subsidiaries to make such dividends or other intercompany transfers. Claims of creditors of the Company's subsidiaries, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of the Company and the holders of the Company's indebtedness. The Company intends to seek separate financing for its Apex and Bio Track subsidiaries, which will be dilutive to the Company's equity interest.


CONTINGENT OBLIGATIONS WITH RESPECT TO SUPERIOR ACQUISITION

         The Company used a combination of cash, a note and 1,666,667 shares of Common Stock to acquire Superior in June 1997. The Agreement and Plan of Merger for the Superior acquisition provides that the Company is also obligated to issue to the former stockholders of Superior up to an additional 1,666,667 shares of Common Stock if on June 18, 1998 the Common Stock has not had an average closing bid price of at least $3.00 per share for the 10 previous trading days. The merger agreement provides further that if the Common Stock is not trading at least $1.50 per share, DynaGen shall pay to the former Superior stockholders in immediately available funds the difference between $1.50 and the then current trading price of its Common Stock for each of the 3,333,334 shares then held by the former Superior stockholders. If the Common Stock continued to trade at its present price of approximately $0.06 per share, the Company would become obligated to pay approximately $4,800,000 in cash to the former stockholders of Superior. There can be no assurance that the Common Stock will be traded at a price of $1.50 or greater as of June 18, 1998 or that the Company will have the ability to meet any future obligation to pay cash to the former Superior stockholders. The Company's inability to meet any such obligation or other fixed or contingent obligations of the Company as they become due could have a material adverse effect on the Company's ability to continue its operations.

         UNCERTAINTIES RELATED TO NICERASE. Under applicable law, the Company's current or future licensees will not be permitted to sell NicErase, and thus generate any revenue from their development of NicErase, unless they obtain the necessary regulatory approvals from the FDA for the commercial sale of that product. To obtain such regulatory approvals, the Company's current or future licensees must demonstrate to the satisfaction of the FDA, through preclinical studies and clinical trials, that NicErase is safe and effective. In light of the Company's recently completed pivotal Phase 3 clinical trial of NicErase-SL, which did not show statistically significant efficacy, the Company is unable to predict whether delivery formulations of lobeline other than sublingual will demonstrate acceptable safety and efficacy to obtain FDA approval. There can be no assurance that the Company's current or future licensees will be able to successfully formulate new delivery systems for lobeline, that such licensees will have sufficient technological or financial resources to initiate and complete the required clinical trials, or that such trials will demonstrate sufficient safety and efficacy to obtain the required regulatory approvals or develop marketable products. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. If any future clinical trials do not show NicErase to be safe and effective in any alternative delivery format, and if the Company's licensees are thus unable to commercialize NicErase, the Company will not realize any revenues from the NicErase product.

         INTEGRATION OF ABLE AND SUPERIOR ACQUISITIONS. In August 1996, the Company acquired certain assets of Able, and in June 1997, the Company purchased all of the outstanding shares of Superior. There can be no assurance that the anticipated benefits from the Able or Superior acquisitions will be realized. Additionally, there can be no assurance that the Company will be able to effectively market the existing Able products, that it will obtain FDA approval to market additional generic drugs or that it will be successful in managing the combined operations. The integration of Able and Superior requires substantial attention from management, many of whom have limited experience in integrating acquisitions. The diversion of management's attention, the process of integrating the businesses and any difficulties encountered in the transition process could cause an interruption of business, and could have a material adverse effect on the Company's operations and financial performance.

         RISKS ASSOCIATED WITH MANAGING A CHANGING BUSINESS. The Company has begun to expand its business focus from being a development and licensing company to building a diversified healthcare company focused on the manufacture and distribution of generic drug products as well as the continued development of therapeutic and diagnostic products. In order to achieve this expansion, the Company must undergo substantial changes in its operations, which may significantly strain the Company's limited administrative, operational and financial resources. The ability of the Company to achieve its business objectives will depend in large part on its ability to build and expand its manufacturing operations and sales and marketing capabilities, to generally expand its operational capabilities and its financial and management information systems, to develop the management skills of its managers and supervisors and to train, motivate and manage both its existing employees and the additional employees that will be required if the Company is to expand its business. There can be no assurance that the Company will succeed in developing all or any of these capabilities, and any failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations.

         FUTURE ACQUISITIONS. Management may from time to time consider other acquisitions of assets, businesses or technologies that will enable the Company to acquire complementary skills and capabilities, offer new products, expand its customer base or obtain other competitive advantages. On September 18, 1997, the Company signed a letter of intent to acquire assets and liabilities of GDI. Finalization of the GDI acquisition by the Company will depend on the Company's ability to obtain adequate financing and the negotiation of a definitive acquisition agreement. There can be no assurance that the GDI acquisition will occur or, if the acquisition does occur, that any anticipated benefits from this acquisition will be realized. There can also be no assurance that the Company will be able to successfully identify additional suitable acquisition candidates, obtain financing on satisfactory terms, complete acquisitions, integrate acquired operations into its existing operations or expand into new markets. Acquisitions may result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, and amortization expense related to intangible assets acquired, any of which could materially adversely affect the Company's business and results of operations. Acquisitions, including the Company's recent acquisitions of Able and Superior and the proposed acquisition of GDI, involve a number of potential risks, including difficulties in the assimilation of the acquired company's operations and products, diversion of management's resources, uncertainties associated with operating in new markets and working with new employees and customers, and the potential loss of the acquired company's key employees. There can also be no assurance that the Able and Superior acquisitions and future acquisitions, if any, will not have a material adverse effect upon the Company's business and results of operations. Once integrated, acquired operations may not achieve expected levels of revenues, profitability or productivity, or otherwise perform as expected.

         LIMITED MANUFACTURING CAPABILITY AND EXPERIENCE. The Company's NicCheck, MycoDot and MycoAKT products are currently made by licensed manufacturers. The Company intends to enter into licenses, joint venture and similar collaborative arrangements with third parties for the manufacture of other proprietary products and proposed products. There are no other such agreements and there can be no assurance that the Company will be successful in securing manufacturing agreements for its products or that such agreements will prove to be on terms favorable to the Company. In addition, the Company's dependence upon third parties for the manufacture of its products and proposed products could have an adverse effect on the Company's profitability and its ability to deliver its proposed products on a timely and competitive basis. To the extent that the Company attempts to manufacture any of its products, there can be no assurance that the Company will be able to attract and retain qualified manufacturing personnel, or build or rent manufacturing facilities.

         The Company's generic therapeutic products are manufactured at its Able Laboratories facility in South Plainfield, New Jersey. In order to maintain compliance with FDA Good Manufacturing Practices ("GMP") standards, the Company will have to make significant investments in its infrastructure and plant facility. The Company will need to raise capital to finance these investments and there can be no assurance that the Company will be able to obtain such financing or that such financing will be available on favorable terms. There can be no assurance that such capital expenditures and overhead costs will not have a material adverse effect upon the Company's ability to achieve profitability. There can be no assurance that the Company will retain the key employees it acquired in the Able acquisition.

         LIMITED COMMERCIALIZATION OF PROPRIETARY PRODUCTS. The Company has commercially introduced and is currently marketing through distributors only three of its proprietary products, yielding limited revenues from the sale of these products. Historically, substantially all of the Company's revenues had been generated from research and development contracts and license fees. The Company's ability to achieve profitability will depend on its ability to develop and introduce commercially viable products, obtain regulatory approvals for these products and either successfully manufacture, market and distribute such products on its own or enter into collaborative agreements for product manufacturing, marketing and distribution. Many of the Company's proposed therapeutic and diagnostic products will require substantial further development, preclinical and clinical testing, and investment by the Company or third party licensees in manufacturing, marketing and sales infrastructures prior to their commercialization. No assurance can be given that the Company's development efforts will be successfully completed, that regulatory approvals will be obtained, or that these products, once introduced, will be successfully marketed.

         EARLY STAGE OF PRODUCT DEVELOPMENT. Several of the Company's proposed products, including its specialty pharmaceuticals, OrthoDyn, the breast biopsy technology being licensed from BioLoc and the bacterial extract for treatment of infectious diseases, are at an early stage of development. The Company does not expect that its early stage products will be available for a significant number of years, if at all. The early stage products will require significant research and development, and potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. Potential products may be found ineffective or cause harmful side effects during preclinical testing or clinical trials, fail to receive necessary regulatory approvals, be difficult to manufacture on a large scale, be uneconomical to produce, fail to achieve market acceptance or be precluded from commercialization by proprietary rights of third parties. There can be no assurance that the Company's or its collaborative partners' product development efforts will be successfully completed, that required regulatory approvals will be obtained or that any products, if introduced, will be successfully marketed or achieve customer acceptance.

POTENTIAL PRODUCT LIABILITY; LIMITED INSURANCE COVERAGE
         The testing, marketing and sale of pharmaceutical products for human use entail inherent risks. Liability might result from claims made directly by consumers or by pharmaceutical companies or others selling the Company's products. The Company's Superior and Able subsidiaries presently carry product liability insurance in amounts that the Company believes to be adequate, but there can be no assurance that such insurance will remain available at a reasonable cost or that any insurance policy would offer coverage sufficient to meet any liability arising as a result of a claim. If the Company succeeds in developing proposed products through its Apex and BioTrak subsidiaries, sales of the products could expose the Company to liability resulting from their use. The Company does not currently have product liability insurance coverage for the activities of Apex or BioTrak. The Company intends to seek to obtain insurance coverage if and when its proposed products are commercialized but can give no assurance that it will be able to obtain such insurance on reasonable terms or that, if obtained, such insurance will be sufficient to protect the Company against such potential liability or at a reasonable cost. The obligation to pay any product liability claim or a recall of a product could have a material adverse affect on the business, financial condition and future prospects of the Company.

         LACK OF MARKETING EXPERIENCE. The Company currently does not plan to market its proprietary products directly and does not have adequate resources or expertise to develop a substantial marketing organization and internal sales force for these products. Since the Company does not have the financial or other resources to undertake extensive direct marketing activities, the Company intends to enter into marketing arrangements with third parties, including possible joint venture, license or distribution arrangements. While the Company intends to license its products for manufacture and sale to established health care or pharmaceutical companies, it has had very limited success in its efforts to enter into such agreements to date. There can be no assurance that the Company will be able to locate collaborative partners or that these strategic alliances, if consummated, will prove successful.

         With respect to the Company's generic therapeutic products, there can be no assurance that present and potential customers of Able and Superior will continue their recent buying patterns, and any significant delay or reduction in orders could have a material adverse effect on the Company's near-term business and results of operations.

         REGULATION BY GOVERNMENT AGENCIES. The Company's research, preclinical development, clinical trials, manufacturing and marketing of its proposed products are subject to extensive regulation by numerous governmental authorities in the United States (including the FDA), and other equivalent foreign regulatory authorities. The process of obtaining FDA and other required regulatory approvals is lengthy and expensive. There can be no assurance that the Company will be able to obtain the necessary approvals for clinical testing or for the manufacturing or marketing of its proposed products. Further, additional governmental regulation may be established which could prevent or delay regulatory approval of the Company's products. The regulatory process may delay for long periods, and ultimately prevent, marketing of new products or impose costly procedures that would have a material adverse effect on the Company's business. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution.

         The Company's success in the generic drug market depends, in part, on its ability to obtain FDA approval of ANDAs for its new products, as well as its ability to procure a continuous supply of raw materials and to validate the manufacturing processes used to produce consistent test batches for FDA approval. Sources for certain materials for the Company's products must be approved by the FDA, and in many instances only one source has been approved. If raw materials from a specified supplier were to become unavailable, the Company would be required to file a supplement to its ANDA and revalidate the manufacturing process using a new supplier's materials. This could cause a delay of several months in the manufacture of the drug involved and the consequent loss of potential revenue and market share. Additionally, there is often a time lag, sometimes significant, between the receipt of ANDA approval and the actual marketing of the approved product due to this validation process.

         The Able Laboratories facility is subject to plant inspections by the FDA to determine compliance with GMP standards. The Company could be subject to fines and sanctions such as the suspension of manufacturing or the seizure of drug products if it were found to be in non-compliance with GMP standards.

         RAPID TECHNOLOGICAL ADVANCES AND COMPETITION. The therapeutic and diagnostic markets in which the Company competes have undergone and can be expected to continue to undergo rapid and significant technological advances. There can be no assurance that the technological developments of others will not render the Company's technology or products incorporating such technology either uneconomical or obsolete. The Company competes with a number of specialized biotechnology companies and major pharmaceutical companies. Most of these companies have substantially greater financial, technical and human resources and research and development staffs and facilities, as well as substantially greater experience in conducting clinical trials, obtaining regulatory approvals, and manufacturing and marketing products than does the Company. There can be no assurance that the Company's products or proposed products will be able to compete successfully.

         In addition, with its newly acquired generic product line, the Company is now competing in a new market with off-patent drug manufacturers, brand-name pharmaceutical companies that manufacture off-patent drugs, the original manufacturers of brand-name drugs and manufacturers of new drugs that may be used for the same indications as the Company's products. There is no assurance that the Company will compete successfully in this market. Revenues and gross profit derived from generic pharmaceutical products tend to follow a pattern based on regulatory and competitive factors unique to the generic pharmaceutical industry. As patents for brand name products and related exclusivity periods mandated by regulatory authorities expire, the first generic manufacturer to receive regulatory approval for generic equivalents of such products is usually able to achieve relatively high revenues and gross profit. As other generic manufacturers receive regulatory approvals on competing products, prices and revenues typically decline. Accordingly, the level of revenues and gross profit attributable to generic products developed and manufactured by the Company is dependent, in part, on its ability to develop and introduce new generic products, the timing of regulatory approval of such products, and the number and timing of regulatory approvals of competing products. In addition, competition in the United States generic pharmaceutical market continues to intensify as the pharmaceutical industry adjusts to increased pressures to contain health care costs. Brand name companies are increasingly selling their products into the generic market directly by acquiring or forming strategic alliances with generic pharmaceutical companies. No regulatory approvals are required for a brand name manufacturer to sell directly or through a third party to the generic market, nor do such manufacturers face any other significant barriers to entry into such market. These competitive factors may have a material adverse effect on the Company's ability to sell its generic products.

         DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY. The Company owns certain patents and has applied for other patents relating to its technology and proposed products. No assurance can be given, however, whether pending patent applications will be granted or whether any patents granted will be enforceable or provide the Company with meaningful protection from competitors. Even if a competitor were to infringe the Company's patents, the costs of enforcing its patent rights may be substantial or even prohibitive. In addition, there can be no assurance that the Company's proposed products will not infringe the patent rights of others. The Company may be forced to expend substantial resources if the Company is required to defend against any such infringement claims. The Company also may desire or be required to obtain licenses from others in order to further develop, produce and market commercially viable products effectively. There can be no assurance that such licenses will be obtainable on commercially reasonable terms, if at all, that the patents underlying such licenses will be valid and enforceable or that the proprietary nature of the unpatented technology underlying such licenses will remain proprietary. The Company also relies on unpatented proprietary know-how and trade secrets, and employs various methods including confidentiality agreements with employees, consultants, manufacturing and marketing partners to protect its trade secrets and know-how. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop such trade secrets and know-how or obtain access thereto.

         The manufacture and sale of certain products developed by the Company will involve the use of processes, products or information, the rights to certain of which are owned by others. Although the Company has obtained licenses with regard to the use of certain such processes, products and information, there can be no assurance that such licenses will not be terminated or expire during critical periods, that the Company will be able to obtain licenses for other rights which may be important to it, or, if obtained, that such licenses will be obtained on commercially reasonable terms. If the Company is unable to obtain such licenses, the Company may have to develop alternatives to avoid infringing patents of others, potentially causing increased costs and delays in product development and introduction, or precluding the Company from developing, manufacturing or selling its proposed products. Additionally, there can be no assurance that the patents underlying any licenses will be valid and enforceable. To the extent any products developed by the Company are based on licensed technology, royalty payments on the licenses will reduce the Company's gross profit from such product sales and may render the sales of such products uneconomical.

         UNCERTAINTY OF AVAILABILITY OF HEALTH CARE REIMBURSEMENTS. The ability of the Company to maintain profitability in Superior's generic distribution business or to commercialize its product candidates depends in part on the extent to which reimbursement for the cost of such products will be available from government health administration authorities, private health insurers and other organizations. Third party payors are attempting to control costs by limiting the level of reimbursement for medical products, including pharmaceuticals, which may adversely effect the pricing of the Company's product candidates. Moreover, health care reform has been, and may continue to be, an area of national and state focus, which could result in the adoption of measures which could adversely affect the pricing of pharmaceuticals or the amount of reimbursement available from third party payors. There can be no assurance that health care reimbursement laws or policies will not materially adversely affect the Company's ability to sell its products profitably or prevent the Company from realizing an appropriate return on its investment in product development.

         UNCERTAINTIES RELATED TO PRODUCT SUPPLIERS. Superior purchases its products from several pharmaceutical manufacturers. If a manufacturer is unable to supply a product or is unable to supply a product at a competitive price, Superior may lose revenues or experience significantly reduced gross profit margins. One or more of Superior's products could be subject to a manufacturer's product recall due to manufacturing defects or other reasons. Such recalls would result in lost revenues and additional costs to Superior. There can be no assurance that Superior can maintain a continuous and uninterrupted supply of products.
         CUSTOMER CONCENTRATION; CONSOLIDATION OF DISTRIBUTION NETWORK. The distribution network for pharmaceutical products has in recent years been subject to increasing consolidation. As a result, a few large wholesale distributors control a significant share of the market.

In addition, the number of independent drug stores and small chains has decreased as retail pharmacy consolidation has occurred. Further consolidation among, or any financial difficulties of, distributors or retailers could result in the combination or elimination of warehouses, thereby stimulating product returns to Superior. Consolidation or financial difficulties could cause customers to reduce their inventory levels, or otherwise reduce purchases of Superior's products, which could have a materially adverse effect on the Company's business, results of operations and financial condition.

         VOLATILITY OF STOCK PRICE. The market for securities of technology companies, including those of the Company, has been highly volatile. The market price of the Company's Common Stock has fluctuated between $7.00 and $0.13 from January 1, 1993 to December 31, 1997 and was approximately $0.06 on February 23, 1998, and it is likely that the price of the Common Stock will continue to fluctuate widely in the future. Announcements of technical innovations, new commercial products, results of clinical trials, regulatory approvals, patent or proprietary rights or other developments by the Company or its competitors could have a significant impact on the Company's business and the market price of the Common Stock.

         DILUTION. At September 30, 1997, the net tangible book value of the Company's Common Stock was $(10,642,968), or approximately $(0.32) per share. Purchasers of the Company's Common Stock offered hereby will experience immediate and substantial dilution. See "Dilution."

         LIMITED TRADING VOLUME OF COMMON STOCK. The development of a public market having the desirable characteristics of liquidity and orderliness depends upon the presence in the marketplace of a sufficient number of willing buyers and sellers at any given time, over which neither the Company nor any market maker has any control. Accordingly, there can be no assurance that a significant trading market for the securities offered hereby will sustained. Although the trading volume for the Common Stock, as reported by the Nasdaq, averaged 1,079,832 shares per week during the 52-week period ended December 31, 1997 and 4,448,976 shares per week during the four-week period ended December 31, 1997, there can be no assurance that persons purchasing the securities offered hereby will be able readily to sell the securities at the time or price desired.

         ADVERSE CONSEQUENCES ASSOCIATED WITH THE OBLIGATION TO ISSUE SUBSTANTIAL SHARES OF COMMON STOCK UPON CONVERSION OF CONVERTIBLE SECURITIES. As of February 23, 1998 the Company was obligated to issue approximately 101,935,000 shares of Common Stock for issuance upon the conversion or exercise of its outstanding warrants, rights, convertible preferred stock and a convertible note and 2,585,000 shares of Common Stock have been reserved for issuance to employees, officers, directors and consultants. The price which the Company may receive for the Common Stock issuable upon exercise of such options and warrants will, in all likelihood, be less than the market price of the Common Stock at the time of such exercise. Consequently, for the life of such options and warrants the holders thereof may have been given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock.

         The exercise of all of the aforementioned securities may also adversely affect the terms under which the Company could obtain additional equity capital. In all likelihood, the Company would be able to obtain additional equity capital on terms more favorable to the Company at the time the holders of such securities choose to exercise them. In addition, should a significant number of these securities be exercised, the resulting increase in the amount of the Common Stock in the public market may reduce the market price of the Common Stock. Also, the Company has agreed that, under certain circumstances, it will register under Federal and state securities laws certain securities issuable in connection with warrants issued to the investment banker and placement agent of the Company's Common Stock.

                                    DILUTION

         "Dilution" represents the difference between the assumed price to public per share of Common Stock and the net tangible book value per share immediately after the completion of this offering. "Net tangible book value per share" represents the amount of total tangible assets less total liabilities and preferred stock at liquidation value, divided by the number of shares of Common Stock outstanding.

         As of September 30, 1997, the net tangible book value of the Company's Common Stock was $(10,642,968) or $(0.32) per share of Common Stock. Assuming a price to the public of $0.06 per share (based upon the last reported sales price of the Common Stock on Nasdaq at February 23, 1998, there will be an immediate dilution per share of $0.38 to new investors purchasing the Shares offered hereby.

         The following table illustrates the dilution per share described above:


         Assumed price to public per share.......................................       $ 0.06

         Net tangible book value per share at September 30, 1997, as defined
             above.................................................................     $(0.32)

         Dilution to new investors...............................................       $ 0.38

         In August 1997, the Company issued the Series C Stock to the Selling Stockholder as part of a private placement transaction. Each share of Series C Stock is convertible into shares of Common Stock at any time at the option of the Selling Stockholder holding such share, of Series C Stock, subject to certain limitations, at a discount on the average of the closing bid price per share of the Company's Common Stock for the five (5) consecutive trading days ending immediately prior to the date the notice of conversion is received by the Company. The Company also issued to the Selling Stockholder a warrant (the "Warrant") exercisable for an aggregate of 250,000 shares of Common Stock at a purchase price per share of $0.74609. The Company also agreed to issue up to $2,400,000, and the Selling Stockholder agreed to purchase up to $4,800,000, of Series D Stock, in a series of tranches commencing thirty (30) days after the effective date of the Registration Statement of which this Prospectus forms a part and upon certain conditions. The agreement between the Company and the Selling Stockholder provides that if the Company does not exercise its option to require the Selling Stockholder to purchase at least $2,400,000 of Series D Stock, or the Selling Stockholder declines to purchase such amount because either (i) the conditions to the Selling Stockholder's obligation have not been satisfied or (ii) the time for the Selling Stockholder's performance has been suspended, then the Company will issue to the Selling Stockholder no later than 13 months after the effective date of this Registration Statement a warrant to purchase 300,000 shares of Common Stock. No shares of Series D Stock have been issued, and there can be no assurance that the Company will be able to satisfy the conditions to the Selling Stockholder's obligation to purchase Series D Stock. The inability of the Company to obtain additional financing would have a material adverse effect on its ability to continue operations. See "Risk Factors -- Inadequate Number of Authorized Shares of Common Stock and -- Future Capital Needs; Uncertainty of Additional Financing."

         The pro forma net tangible book value of the Company's Common Stock at September 30, 1997, assuming the issuance of 10,000,000 shares of Common Stock upon conversion of shares of Series C Stock, would be $(10,155,468) or $(0.23) per share. Assuming a price to the public of $0.06 per share, there would be an immediate dilution per share of $0.29 to new investors.

         At February 23, 1998, the Company had outstanding options to purchase 2,585,000 shares of Common Stock, at exercise prices ranging between $0.01 and $6.25 per share. At February 5, 1998, the Company also had outstanding warrants, rights, convertible preferred stock and a convertible note which have exercise or conversion prices ranging between $.01 and $4.37, which if exercised would result in the issuance of 101,935,000 shares of Common Stock. See "Risk Factors -- Inadequate Number of Authorized Shares of Common Stock."

                                 USE OF PROCEEDS
         The Company will receive no part of the proceeds from the sale of any of the Shares by the Selling Stockholder. The Company has received proceeds from the sale of the Series C Stock, which proceeds were applied to working capital. the Company will receive proceeds from the sale of Series D Stock, which proceeds will be applied to working capital.

                               SELLING STOCKHOLDER
         The following table sets forth information known to the Company concerning the beneficial ownership of shares of Common Stock by the Selling Stockholder as of the date of this Prospectus and the number of such shares included for sale in this Prospectus assuming the sale of all such Shares being offered by this Prospectus. The Selling Stockholder has not held any office or maintained any material relationship with the Company or any of its predecessors or affiliates over the past three years. In August 1997, the Company and the Selling Stockholder entered into a Stock Purchase Agreement pursuant to which the Selling Stockholder purchased 7,500 shares of Series C Stock and the Company issued the Warrant to the Selling Stockholder; also, the Selling Stockholder agreed to purchase up to $4,800,000, and the Company agreed to issue up to $2,400,000, of Series D Stock in a series of tranches commencing thirty (30) days after the effective date of the Registration Statement of which this Prospectus forms a part and upon certain conditions. See "Dilution." The Stock Purchase Agreement provides the Selling Stockholder a right of first refusal to acquire additional securities of the Company issuable in connection with future acquisitions, subject to certain prior rights of first refusal held by holders of Series A Stock. The Selling Stockholder may reduce the number of shares offered for sale or otherwise decline to sell any or all of the Shares registered hereunder.



                                                                      Number of
                                                                      Shares of
                                     Number of Shares of            Common Stock        Number of Shares
                                     Common Stock Owned                  to                  Owned
              Names                 Prior to the Offering              be Sold           After Offering
              -----                 ---------------------           ------------        -----------------
Endeavour Capital Fund S.A.              29,756,540(1)              10,000,000(2)          19,756,540(1)(2)

--------------------

(1) Includes, pursuant to the rules of the Commission, shares of Common Stock which the Selling Stockholder has a right to acquire within 60 days upon conversion of Preferred Stock or upon the exercise of the Warrant. Shares of Series C Stock and Series D Stock are convertible into Common Stock at a discount on the average market price for the Common Stock for the five consecutive trading days immediately preceding the date on which the stock is converted. In addition, pursuant to the terms of the Preferred Stock, the conversion rights of the holders of Preferred Stock are limited in that the number of shares of Common Stock thereby issuable, together with the number of shares of common stock then held by such holder and its affiliates may not exceed 4.9% of the then outstanding Common Stock of the Company, as determined in accordance with Section 13(d) of the Exchange Act.

(2) Consists of shares of Common Stock included in this Offering issuable upon conversion of the Series C Stock and Series D Stock. The actual number of shares set forth represents an estimate of the number of shares of Common Stock to be offered by the Selling Stockholder. The actual number of shares of common stock issuable upon conversion of the Series C Stock and Series D Stock is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on a number of factors which cannot be predicted by the Company at this time, including among other factors, the future market price of the Common Stock. The actual number of shares of common stock offered hereby, and included in the Registration Statement of which this Prospectus is a part, includes such additional shares of common stock as may be issued or issuable upon conversion of the Series C Stock and Series D Stock by reason of the floating rate conversion price mechanism or other adjustment mechanisms described therein, or by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act.

(3)


                              PLAN OF DISTRIBUTION
         The distribution by the Selling Stockholders of the Shares may be effected in one or more transactions that may take place on the Nasdaq SmallCap Market, the Boston Stock Exchange, the OTC Bulletin Board, in the over-the-counter market, or in such other markets on which the Company's securities may from time to time be trading, including ordinary broker's transactions or through sales to one or more dealers for resale of the Shares as principals, in privately negotiated transactions, through the writing of options on the Shares (whether such options are listed on an options exchange or otherwise) or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. If the Selling Stockholder effects such transactions by selling the Shares through underwriters, dealers or agents, such underwriters, dealers or agents may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling
Stockholders and/or the purchasers of the Shares for whom they may act as agent. The Selling Stockholder and any such underwriters, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may also sell the Shares pursuant to Rule 144 under the Securities Act. Brokers or dealers acting in connection with the sale of the Shares may receive fees or commissions in connection therewith. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of Common Stock may not simultaneously engage in market making activities with respect to such shares of Common Stock for a period of up to five business days prior to the commencement of such distribution, subject to certain exceptions. In addition and without limiting the foregoing, the Selling Stockholder and any other person participating in the distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and Regulation M, which provisions may limit the time of purchases and sales of any Shares by the Selling Stockholder or any other such person. All of the foregoing may affect the marketability of the Shares.

         The Company has agreed with the Selling Stockholder to file the Registration Statement of which this Prospectus is a part with the Commission, and has agreed to keep the Registration Statement effective until August 21, 1999 or such earlier time as all of the Shares have been sold. The Company will pay all of the expenses incidental to the registration of the Shares and certain other expenses related to the offering. The Company has agreed to indemnify the Selling Stockholders against certain liabilities they may incur in connection with the issuance and sale of the Shares, including liabilities under the Securities Act. To the extent any indemnification by an indemnifying party is prohibited or limited by law, the Company has agreed to make the maximum contribution with respect to any amounts for which it would otherwise be liable under such indemnification provision to the fullest extent permitted by law.

         In order to comply with certain states' securities laws, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.


                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the securities offered hereby will be passed upon for the Company by Foley, Hoag & Eliot LLP.


                                     EXPERTS

         The Company's balance sheets as of December 31, 1996 and June 30, 1996 and 1995 and the related statements of loss, changes in stockholders' equity and cash flows for the six months ended December 31, 1996 and each of the years in the three year period ended June 30, 1996 incorporated by reference in this Prospectus, have been audited by Wolf & Company, P.C., independent auditors, and are incorporated in reliance on the report of such firm, given on their authority as experts in accounting and auditing.

         Superior's balance sheets as of December 31, 1996 and 1995 and the related statements of earnings, retained earnings and cash flows for each of the years in the three year period ended December 31, 1996 incorporated by reference in this Prospectus, have been audited by Grant Thornton LLP, independent auditors, and are incorporated in reliance on the report of such firm, given on their authority as experts in accounting and auditing.

         Able's balance sheets as of June 30, 1996, December 31, 1995 and 1994 and the related statements of operations, division equity and cash flows for the periods ended June 30, 1996, December 31, 1995, 1994 and 1993 incorporated by reference in this Prospectus, have been audited by Feldman Radin & Co., P.C., independent auditors, and are incorporated in reliance on the report of such firm, given on their authority as experts in accounting and auditing.


                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth an estimate of the expenses expected to be incurred in connection with the issuance and distribution of the securities being registered:

         Registration Fee -- Securities and Exchange Commission..............$   236.00
         Nasdaq SmallCap Market additional listing fee.......................  7,500.00
         Boston Stock Exchange additional listing fee........................  5,000.00
         Blue Sky Fees and Expenses..........................................  1,000.00
         Accounting Fees and Expenses........................................  2,000.00
         Legal Fees and Expenses............................................. 30,000.00
         Transfer Agent Fees and Expenses....................................  1,000.00
         Miscellaneous.......................................................  3,264.00
                                                                             ----------
                                    TOTAL....................................$50,000.00
                                                                             ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         (A) THE COMPANY IS A DELAWARE CORPORATION. SECTION 145 OF THE DELAWARE GENERAL CORPORATION LAW, AS AMENDED, PROVIDES IN REGARD TO INDEMNIFICATION OF DIRECTORS AND OFFICERS AS FOLLOWS:

         "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses (included attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents so that any person who was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

         (B) ARTICLE 9 OF THE COMPANY'S CERTIFICATE OF INCORPORATION CONTAINS THE FOLLOWING PROVISION RELATING TO THE INDEMNIFICATION OF DIRECTORS AND
OFFICERS:

         "To the maximum extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit."

         (C) ARTICLE VII OF THE COMPANY'S BY-LAWS CONTAINS THE FOLLOWING PROVISIONS RELATING TO INDEMNIFICATION OF OFFICERS AND DIRECTORS:

         "Reference is made to Section 145 and any other relevant provisions of the General Corporation Law of the State of Delaware. Particular reference is made to the class of persons, hereinafter called "Indemnitees," who may be indemnified by a Delaware corporation pursuant to the provisions of such Section 145, namely, any person or the heirs, executors, or administrators of such person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Corporation shall, and is hereby obligated to, indemnify the Indemnitees, and each of them in each and every situation where the Corporation is obligated to make such indemnification pursuant to the aforesaid statutory provisions. The Corporation shall indemnify the Indemnitees, and each of them, in each and every situation where, under the aforesaid statutory provisions, the Corporation is not obligated, but is nevertheless permitted or empowered, to make such indemnification, it being understood that, before making such indemnification with respect to any situation covered under this sentence, (i) the Corporation shall promptly make or cause to be made, by any of the methods referred to in Subsection (d) of such
Section 145, a determination as to whether each Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, and (ii) that no such indemnification shall be made unless it is determined that such Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful."

ITEM 16.          EXHIBITS.

         The following exhibits, required by Item 601 of Regulation S-K, are filed as a part of this Registration Statement. Exhibit numbers, where applicable, in the left column correspond to those of Item 601 of Regulation S-K.

Exhibit No.                    Item and Reference
      4a       --       Specimen Common Stock Certificate (filed as Exhibit 4a
                        to the Company's Registration Statement on Form S-1, No.
                        33-31836-B and incorporated by reference).

      4b       --       Certificate of Designations, Preferences and Rights of
                        Series C Preferred Stock of the Company (filed as
                        Exhibit 3b to the Company's Quarterly Report on Form
                        10-Q for the fiscal quarter ended September 30, 1997 and
                        incorporated by reference).

      4c       --       Form of Securities Purchase Agreement among the Company
                        and Endeavor Capital Fund S.A. (filed as Exhibit 4d to
                        the Company's Quarterly Report on Form 10-Q for the
                        fiscal quarter ended September 30, 1997 and incorporated
                        by reference).

      4d       --       Registration Rights Agreement dated August 21, 1997
                        among the Company and Endeavor Capital Fund S.A. (filed
                        as Exhibit 4 to the Company's Quarterly Report on Form
                        10-Q for the fiscal quarter ended September 30, 1997 and
                        incorporated by reference).

      4e       --       Common Stock Purchase Warrant issued by the Company to
                        Endeavour Capital Fund S.A.(filed as Exhibit 4f to the
                        Company's Quarterly Report on Form 10-Q for the fiscal
                        quarter ended September 30, 1997 and incorporated by
                        reference).

      4f       --       Certificate of Designations, Preferences and Rights of
                        Series D Preferred Stock of the Company (filed as
                        Exhibit 3c to the Company's Quarterly Report on Form
                        10-Q for the fiscal quarter ended September 30, 1997 and
                        incorporated by reference).

      4g       --       Registration Rights Agreement dated August 21, 1997
                        between the Company and Endeavour Capital Fund S.A.
                        (filed as Exhibit 4e to the Company's Quarterly Report
                        on Form 10-Q for the fiscal quarter ended September 30,
                        1997 and incorporated by reference).

      5.1               Opinion of Foley, Hoag & Eliot LLP

      23a      --       Consent of Wolf & Company, P.C. dated February 26, 1998.

      23b      --       Consent of Grant Thornton LLP dated February 26, 1998.

      23c      --       Consent of Feldman Radin & Co., P.C. dated February 26, 1998.

      23d      --       Consent of Foley, Hoag & Eliot LLP (see Exhibit 5).

      24       --       Power of Attorney empowering Dhananjay G. Wadekar and
                        Indu A. Muni and each of them to execute any and all
                        amendments to this Registration Statement (included on
                        the signature page of this Registration Statement).


Item 17.  Undertakings.

         The undersigned registrant hereby undertakes:

         (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A, and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h), under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (d) The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cambridge, Commonwealth of Massachusetts on February 26, 1998.

                                                  DYNAGEN, INC.

                                                  By: /s/ DHANANJAY G. WADEKAR
                                                  -----------------------------

                                                  Dhananjay G. Wadekar
                                                  Chairman of the Board and
                                                  Executive Vice President


                                POWER OF ATTORNEY

        Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Dr. Indu A. Muni and Dhananjay G. Wadekar and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form S-3 of DynaGen, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name                          Capacity                                                 Date
----                          --------                                                 ----
/s/ Dhananjay G. Wadekar      Chairman of the Board, Executive                     February 26, 1998
------------------------      Vice President and Director
Dhananjay G. Wadekar



/s/   Indu A. Muni            President, Chief Executive Officer,      February 26, 1998
------------------------      Treasurer, (Principal Executive,
Dr. Indu A. Muni              Financial and Accounting Officer)
                              and Director


/s/ F. Howard Schneider       Director                                 February 26, 1998
------------------------
Dr. F. Howard Schneider


/s/ Steven Georgiev           Director                                 February 26, 1998
------------------------
Steven Georgiev




                              Director
------------------------
Dr. Michael Sorell

                                INDEX TO EXHIBITS

         Exhibit
         Number           Description of Exhibit
      4a       --       Specimen Common Stock Certificate (filed as Exhibit 4a
                        to the Company's Registration Statement on Form S-1, No.
                        33-31836-B and incorporated by reference).

      4b       --       Certificate of Designations, Preferences and Rights of
                        Series C Preferred Stock of the Company (filed as
                        Exhibit 3b to the Company's Quarterly Report on Form
                        10-Q for the fiscal quarter ended September 30, 1997 and
                        incorporated by reference).

      4c       --       Form of Securities Purchase Agreement among the Company
                        and Endeavor Capital Fund S.A. (filed as Exhibit 4d to
                        the Company's Quarterly Report on Form 10-Q for the
                        fiscal quarter ended September 30, 1997 and incorporated
                        by reference).

      4d       --       Registration Rights Agreement dated August 21, 1997
                        among the Company and Endeavor Capital Fund S.A. (filed
                        as Exhibit 4 to the Company's Quarterly Report on Form
                        10-Q for the fiscal quarter ended September 30, 1997 and
                        incorporated by reference).

      4e       --       Common Stock Purchase Warrant issued by the Company to
                        Endeavour Capital Fund S.A.(filed as Exhibit 4f to the
                        Company's Quarterly Report on Form 10-Q for the fiscal
                        quarter ended September 30, 1997 and incorporated by
                        reference).

      4f       --       Certificate of Designations, Preferences and Rights of
                        Series D Preferred Stock of the Company (filed as
                        Exhibit 3c to the Company's Quarterly Report on Form
                        10-Q for the fiscal quarter ended September 30, 1997 and
                        incorporated by reference).

      4g       --       Registration Rights Agreement dated August 21, 1997
                        between the Company and Endeavour Capital Fund S.A.
                        (filed as Exhibit 4e to the Company's Quarterly Report
                        on Form 10-Q for the fiscal quarter ended September 30,
                        1997 and incorporated by reference).

      5.1      --       Opinion of Foley, Hoag & Eliot LLP

      23a      --       Consent of Wolf & Company, P.C. dated February 26, 1998

      23b      --       Consent of Grant Thornton LLP dated February 26, 1998

      23c      --       Consent of Feldman Radin & Co., P.C. dated February 20, 1998

      23.4     --       Consent of Foley, Hoag & Eliot LLP (See Exhibit 5)


      24       --       Power of Attorney (set forth on the signature page of
                        this Registration Statement.

                                       34